                                   EXHIBIT 11


             INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

                   Computation of Earnings (loss) per Common Share
                                   (unaudited)

                   (in thousands, except per share amounts)


                                      THREE MONTHS ENDED      NINE MONTHS ENDED
                                      -------------------     -------------------
                                      Dec. 1,    Nov. 25,     Dec. 1,    Nov. 25,
                                        2001        2000        2001        2000
                                      -------    --------     -------    -------
Average shares of
   common stock outstanding           18,862      18,740      18,813      18,739
Dilutive potential common shares           -         143         228          97
                                      ------      ------      ------      ------
Total adjusted average shares         18,862      18,883      19,041      18,836
                                      ======      ======      ======      ======
Earnings (loss) before
   extraordinary item                  $ (99)     $8,503      $4,781     $18,532
Extraordinary loss on early
   extinguishment of debt, net
   of tax of $267                       (454)          -        (454)          -
                                      ------      ------      ------      ------
Net earnings (loss) applicable
   to common stock                     $(553)     $8,503      $4,327     $18,532
                                      ======      ======      ======     =======

Basic earnings (loss) per share:
   Before extraordinary item           $(.01)     $  .45      $  .25     $   .99
   Extraordinary item                   (.02)          -        (.02)          -
                                      ------      ------      ------      ------
      Total                            $(.03)     $  .45      $  .23     $   .99
                                      ======      ======      ======     =======

Diluted earnings (loss) per share:
   Before extraordinary item           $(.01)     $  .45      $  .25     $   .98
   Extraordinary item                   (.02)          -        (.02)          -
                                      ------      ------      ------      ------
      Total                            $(.03)     $  .45      $  .23     $   .98
                                      ======      ======      ======     =======

Basic earnings (loss) per share are computed by dividing net earnings (loss) by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings (loss) per share are computed similar to basic earnings
(loss) per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and the proceeds from such exercises were used to acquire shares of common stock at the average market price during the period.